Exhibit 99


Lexmark reports EPS growth of 36 percent for first quarter

- Supplies annuity continued to drive growth -

Lexington, Ky., April 21, 2003 - Lexmark International, Inc. (NYSE: LXK) today announced record financial results for the first quarter of 2003. First-quarter revenue was $1.108 billion, up 6 percent from the same period in 2002. Net earnings per share were a record 73 cents, up 36 percent from the year-ago quarter.

"Lexmark continues to report record financial results despite a slow technology market and a sluggish economy," stated Paul J. Curlander, chairman and CEO. "The consistency of our results again demonstrates the strength and stability of our supplies-driven business model."

Laser and inkjet supplies revenue grew 17 percent

Lexmark's revenue for the first quarter ended March 31, 2003 was $1.108 billion, up 6 percent from $1.050 billion in the same period of 2002, and was positively impacted 7 percent from foreign currency translation. Laser and inkjet supplies revenue was $642 million, a 17 percent increase over $546 million a year ago, and now represents 58 percent of total revenue, up from 52 percent in the prior-year quarter. Laser and inkjet printer revenue was $370 million, down 8 percent from $401 million in the first quarter of 2002.

Gross profit was $356 million or 32.1 percent of revenue for the quarter, versus $310 million or 29.5 percent a year ago. The improvement in gross profit margin was due to an increase of supplies in the product mix and higher supplies margins, somewhat offset by lower printer margins.

Operating expense was $228 million compared to $205 million in the prior year. Operating income for the first quarter was $129 million or 11.6 percent of revenue versus $105 million or 10.0 percent of revenue a year earlier. Net earnings were $95 million in the first quarter, up 32 percent from $72 million reported a year ago. Diluted net earnings per share for the period were 73 cents, an increase of 36 percent from 53 cents in the same period of 2002.

Lexmark's debt-to-total-capital ratio at March 31, 2003 was 11 percent, down from 13 percent at December 31, 2002. Net cash provided by operating activities was $237 million versus $115 million a year earlier. Capital expenditures were $16 million in the first quarter.

Continued Technology Leadership

Earlier this month, Lexmark unveiled a wide range of laser-printer products and solutions, including low-end monochrome printers, high-performance color and monochrome workgroup devices, and multifunction products. Included in these announcements are:

o The Lexmark E321 and E323, 20 pages-per-minute (ppm) laser printers priced at $299 and $399, respectively.

o The Lexmark T630, T632, and T634 laser products, printing at speeds of 35, 40, and 45 ppm and priced at $749, $999, and $1,399, respectively.

o The Lexmark X630, X632, and X632e, multifunction versions of the new T-family of laser printers, priced at $2,749, $3,749, and $6,459, respectively.

o The Lexmark C912 color laser product, printing at 28 ppm and priced at $3,499.

"These announcements demonstrate that we continue to lead the industry in price performance," Curlander noted. "More importantly, these products continue to strengthen our ability to provide distributed, low-cost, high-performance network print devices that are modular and can be configured into multifunction workflow products which strengthen our solutions and services initiatives."

Looking forward:

"As we look forward to the second quarter, we believe the strength and appeal of our new product announcements, coupled with the power of our supplies annuity, will keep us well-positioned for growth," stated Curlander. "However, we remain cautious due to softness in corporate and consumer spending and aggressive pricing competition. In the second quarter of 2003, we expect a year-over-year revenue growth rate in the low- to mid-single digits and earnings per share to be in the range of 70 to 80 cents, versus 67 cents reported in 2002."

                                       ###

Lexmark is hosting a conference call with securities analysts on Monday, April 21, 2003 at 8:30 a.m. Eastern Time (888-338-6461). A live broadcast over the Internet and a complete replay of this call can be accessed from Lexmark's investor relations web site at http://investor.lexmark.com.

Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, multifunction products, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported approximately $4.4 billion in revenue in 2002, and can be found on the Internet at www.lexmark.com.

Prices are estimated in U. S. dollars. Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, the ability and/or incremental expense to produce and deliver product to satisfy customer demand, market acceptance of new products and pricing programs, the impact of competitors' products, aggressive pricing from competitors and resellers, management of the company's and resellers' inventory levels, changes in a country's or region's political or economic conditions, financial failure or loss of a key customer, reseller or supplier, production and supply difficulties  including  disruptions  at  important  points  of exit and  entry, difficulties or delays in software and information systems implementations, competition in aftermarket supplies, increased investment to support product development, unforeseen cost impacts, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, currency fluctuations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

In an effort to provide investors with additional information regarding the company's financial results as determined in accordance with U. S. generally accepted accounting principles (GAAP), included in this release is an estimate of the impact of foreign currency translation on GAAP-reported revenue. This supplemental disclosure is intended to facilitate period-to-period comparisons of the company's revenue without the impact of changes in foreign currency translation rates. The calculation translates current-period GAAP foreign currency revenue at prior-period translation rates and compares the resultant revenue to prior-period reported revenue. Foreign currencies strengthening (weakening) against the U. S. dollar will result in higher (lower) GAAP-reported revenue for the company.

                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                  (Unaudited)



                                                                                         Three Months Ended
                                                                                              March 31
                                                                                    -----------------------------

                                                                                         2003          2002
                                                                                         ----          ----

Revenue                                                                                $1,107.9      $1,050.1

Cost of revenue                                                                           751.7         740.5
                                                                                      ---------    ----------

         Gross profit                                                                     356.2         309.6
                                                                                      ---------    ----------


Research and development                                                                   62.1          61.2
Selling, general and administrative                                                       165.5         143.8
                                                                                      ---------    ----------
         Operating expense                                                                227.6         205.0
                                                                                      ---------    ----------


         Operating income                                                                 128.6         104.6


Interest expense                                                                            0.7           3.1
Other                                                                                       -             4.2
                                                                                      ---------    -----------

         Earnings before income taxes                                                     127.9          97.3

Provision for income taxes                                                                 33.3          25.8
                                                                                      ----------   ----------
         Net earnings                                                                 $    94.6    $     71.5
                                                                                      =========    ==========



Net earnings per share:
         Basic                                                                        $    0.74    $     0.55
                                                                                      =========    ==========

         Diluted                                                                      $    0.73    $     0.53
                                                                                      =========    ==========




Shares used in per share calculation:
         Basic                                                                            127.1         130.6
                                                                                      =========    ==========

         Diluted                                                                          130.2         134.0
                                                                                      =========    ==========

                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (In Millions)
                                  (Unaudited)

                                                                                       March 31      December 31
                                                                                         2003            2002
                                                                                  ---------------- ----------------

ASSETS

Current assets:
         Cash and cash equivalents                                                   $    722.2    $     497.7
         Trade receivables, net                                                           548.0          600.3
         Inventories                                                                      369.3          410.3
         Prepaid expenses and other current assets                                        239.8          290.5
                                                                                     ----------    -----------
                  Total current assets                                                  1,879.3        1,798.8

Property, plant and equipment, net                                                        724.4          747.6
Other assets                                                                              257.1          261.7
                                                                                     ----------    -----------
                  Total assets                                                       $  2,860.8    $   2,808.1
                                                                                     ==========    ===========



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Short-term debt                                                             $      2.0    $      12.3
         Accounts payable                                                                 388.7          378.5
         Accrued liabilities                                                              642.4          708.2
                                                                                     ----------    -----------
                  Total current liabilities                                             1,033.1        1,099.0

Long-term debt                                                                            149.2          149.2
Other liabilities                                                                         480.1          478.3
                                                                                     ----------    -----------
                  Total liabilities                                                     1,662.4        1,726.5
                                                                                     ----------    -----------


Stockholders' equity:
         Preferred stock                                                                    -              -
         Common stock and capital in excess of par                                        886.2          865.1
         Retained earnings                                                              1,750.4        1,655.8
         Treasury stock                                                                (1,209.4)      (1,209.6)
         Accumulated other comprehensive loss                                            (228.8)        (229.7)
                                                                                     ----------    -----------
                  Total stockholders' equity                                            1,198.4        1,081.6
                                                                                     ----------    -----------
                  Total liabilities and stockholders' equity                         $  2,860.8    $   2,808.1
                                                                                     ==========    ===========
